Exhibit 99.1

LECG Transitions Parts of Forensic Accounting Practice Group to FTI

Devon, PA (March 10, 2011) Professional services firm LECG Corporation (Nasdaq: XPRT) announced today that it has transitioned its San Francisco forensic accounting practice to FTI Consulting, Inc.  The transition involves approximately 25 employees.  Terms were not disclosed.

With the advice of its restructuring advisors, LECG continues to negotiate the transition of all practice groups remaining after today’s transaction and transactions disclosed in previous public communications.  LECG will use the proceeds from all practice group transitions to repay the $27.8 million in principal outstanding under its credit facility.  The company will use the balance of any proceeds to make payments to other creditors.  Contractually, if there is any remaining value available to equity holders, it would be first allocated to the company’s outstanding preferred stock.  The company believes that the transitions and these transactions will not result in any proceeds for the common shareholders.

Forward Looking Statement

Certain matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties, including but not limited to the risk and uncertainty of whether the company can successfully transition its practice groups to other firms, the terms of such transitions or transactions, or the impact of such transitions or transactions on the company’s operations.  In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in LECG quarterly report on Form 10-Q for the quarter ended September 30, 2010 and any other reports filed by LECG with the Securities and Exchange Commission.  LECG cautions that the foregoing risks and uncertainties are not exclusive.